Exhibit 4.4
                                 EXHIBIT E


                                   TERMS
                                    OF
                       SERIES J SPECIAL COMMON UNITS
                                    OF
                   CBL & ASSOCIATES LIMITED PARTNERSHIP
                       (the "Operating Partnership")

                      Pursuant to Article 4.4 of the
           Second Amended and Restated Partnership Agreement of
                         the Operating Partnership


                   WHEREAS, Article 4.4 of the Second Amended and Restated Partnership Agreement of the Operating Partnership (as amended through January 31, 2001, and as the same may hereafter be amended as permitted therein and herein, the "Partnership Agreement") grants CBL Holdings I, Inc., the general partner of the Operating Partnership (the "General Partner"), authority to cause the Operating Partnership to issue interests in the Operating Partnership to persons other than the General Partner in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion. (For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Partnership Agreement.)

                  NOW THEREFORE, the General Partner hereby designates a series of priority units and fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such priority units, as follows:

1. Designation and Amount. The units of such series shall be designated "Series J Special Common Units" (the "SCUs") and the number of units constituting such series shall initially be 12,556,427. The Operating Partnership may not issue any additional SCUs unless (i) the issuance is required to deliver additional consideration as required by the terms of the Master Contribution Agreement, dated as of September 25, 2000, among the Company, the Operating Partnership, Jacobs Realty Investors Limited Partnership ("JRI") and certain other persons named therein, as amended by the Letter Agreement, dated November 13, 2000, and the Amendment to the Master Contribution Agreement, dated as of December 19, 2000, and as the same may be further amended, supplemented or modified (the "Master Contribution Agreement") or any Interest Contribution Agreement or Deed Contribution Agreement (as those terms are defined in the Master Contribution Agreement) or (ii) it has obtained the prior written consent of JRI. The rights and obligations of the SCUs shall be as set forth herein (to the extent not inconsistent with the Partnership Agreement) and in the Partnership Agreement. Nothing in the foregoing shall be deemed to limit the right and power of the General Partner to cause the Operating Partnership to issue securities otherwise designated to the fullest extent permitted under the terms of the Partnership Agreement and this Exhibit E.

2. Distribution Rights. (a) Holders of SCUs shall be entitled to receive, when, as and if declared by the General Partner distributions with respect to the SCUs in the manner and to the fullest extent set forth in the Partnership Agreement.

                   (b) Distributions with respect to the SCUs shall be payable on the dates designated by the General Partner for the payment of distributions to the holders of Common Units. Any distribution payable on the SCUs for the


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quarter in which the SCUs are first issued will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months; provided, however, that in the case of SCUs issued on January 31, 2001, the distribution payable for the first fiscal quarter following issuance, shall be reduced by the amount of $.0080625 per SCU. Distributions will be payable to holders of record as they appear in the records of the Operating Partnership at the close of business on the applicable record date, which shall be the record date designated by the General Partner for the payment of distributions for such quarter to the holders of Common Units.

                  (c) At such time, if any, as there is any distribution shortfall as described in Section 6.2(a)(iii) of the Partnership Agreement, none of the Operating Partnership, the General Partner or the REIT will redeem, purchase or otherwise acquire for any consideration (or any moneys be paid to or made available for any sinking fund for the redemption of any such units) any Common Units or any other units of interest in the Partnership by their terms ranking junior as to distributions to the rights of the SCUs (except by conversion into or exchange for shares of Common Stock of the REIT or other units of the Operating Partnership ranking junior to the SCUs as to distributions).

                  (d) Distributions with respect to the SCUs are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation 1.707-4, and the provisions of this Exhibit E shall be construed and applied consistent with such Treasury Regulations.

3. Special Distribution Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership, the holders of SCUs shall be entitled to be paid out of the assets of the Operating Partnership legally available for distribution to its unit holders an amount equal to any distribution shortfall described in Section 6.2(a)(iii) of the Partnership Agreement, before any distribution or payment shall be made to holders of Common Units. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Operating Partnership are insufficient to pay such amount on all outstanding SCUs, then the holders of the SCUs shall share ratably in any such distribution of assets, based on the number of SCUs held by each such holder. Holders of SCUs shall be entitled to written notice of any such liquidation. In addition, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership, after any such distribution shortfall on account of the SCUs shall have been paid in cash, the SCUs shall be treated as if they had been exchanged for Common Units pursuant to the terms of Paragraph 7(b) hereof. The consolidation or merger of the Operating Partnership with or into any partnership, limited liability company, corporation, trust or other entity shall not be deemed to constitute a liquidation, dissolution or winding-up of the Operating Partnership.

4. Redemption. (a) SCUs shall not be redeemable by the Operating Partnership prior to January 31, 2011. Except as provided below in Paragraph 4(c), on or after January 31, 2011, the Operating Partnership, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem the SCUs, in whole or in part, on the first Business Day following any record date established for the determination of parties entitled to receive any distributions being made to holders of SCUs, by (i) paying in cash to the holders of SCUs with respect to their SCUs being redeemed, any distribution shortfall described in Section 6.2(a)(iii) of the Partnership Agreement outstanding on the date of redemption (whether or not declared) and (ii) issuing to the holders thereof a number of Common Units equal to the Common Unit Amount (as defined in Paragraph 7 below). If fewer than all of the outstanding SCUs are to be redeemed, the units of SCUs to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional units) or by lot or by any other equitable method determined by the Operating Partnership. Holders of SCUs to be redeemed shall surrender the certificates evidencing such SCUs, if any, at the place designated in the Operating Partnership's notice and shall be entitled to the distribution payments and Common Units described in the second sentence of this Paragraph 4(a) prior to or concurrently with such surrender. If notice of redemption of any SCUs has been given and if the funds and Common Units necessary for such redemption have been set aside by the Operating Partnership in trust for the benefit of the holders of any SCUs so called for redemption, then from and after the redemption date distributions shall cease to be payable with respect to such SCUs, such SCUs shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the distribution payments and Common Units described in the second sentence of this Paragraph 4(a).

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                  (b) Notwithstanding the provisions of Paragraph 4(a) above, unless full cumulative dividends on all SCUs shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period or portion thereof, no SCUs shall be redeemed unless all outstanding units of SCUs are simultaneously redeemed, and the Operating Partnership shall not purchase or otherwise acquire directly or indirectly any SCUs.

                  (c) Notice of redemption shall be mailed by the Operating Partnership, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the units of SCUs to be redeemed at their respective addresses as they appear on the records of the Operating Partnership. Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any SCUs. Each notice shall state (i) the redemption date; (ii) the total number of SCUs to be redeemed and the number of SCUs held by such holder to be redeemed; (iii) the Common Unit Amount; (iv) the place or places where SCUs are to be surrendered for payment of the distribution shortfall described in Section 6.2(a)(iii) of the Partnership Agreement outstanding thereon and the issuance of a number of Common Units equal to the Common Unit Amount; and (v) that distributions on the SCUs to be redeemed shall cease to be payable on such redemption date.

                  (d) All SCUs redeemed pursuant to this Paragraph 4 shall be deemed retired and terminated.

                  (e) The SCUs shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption except as otherwise provided in this Section 4.

5. Voting Rights. (a) Holders of the SCUs shall have the voting rights set forth herein and in the Partnership Agreement.

                  (b) So long as any SCUs remain outstanding, the Operating Partnership shall not, without the affirmative vote or consent of the holders of two-thirds of the SCUs outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

                        (i) undertake, consent to, or otherwise participate in or acquiesce to any recapitalization transaction (including, without limitation, an initial public offering, a merger, consolidation, other business combination, exchange, self-tender offer for all or substantially all of the Common Units, or sale or other disposition of all or substantially all of the Operating Partnership's assets) (each of the foregoing being referred to herein as a "Recapitalization Transaction") unless in connection with such a Recapitalization Transaction (x) either each SCU outstanding prior to the Recapitalization Transaction will (A) remain outstanding following the consummation of such Recapitalization Transaction without any amendment of any of the provisions of this Exhibit E or the other terms of the Partnership Agreement establishing the rights and obligations of holders of the SCUs in any manner adverse to the holders of SCUs or (B) be converted into or exchanged for securities of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, distribution rights and terms and conditions of redemption thereof no less favorable than those of a SCU under this Exhibit E and the Partnership Agreement, and (y) each holder of SCUs shall have the option to convert its SCUs into the amount and type of consideration and/or securities receivable by a holder of the number of Common Units into which such holder's SCUs could have been exchanged immediately prior to the consummation of the Recapitalization Transaction pursuant to Paragraph 7(b) hereof upon the consummation of the Recapitalization Transaction, and (z) the holders of the SCUs will be treated no less favorably than the holders of the Common Units;

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                       (ii) amend, alter or repeal the provisions of this
         Exhibit E or Sections 6.2(a)(iii), 6.2(a)(iv), 6.2(a)(v), 6.2(d) or 6.2(e) of the Partnership Agreement, the provisions of Section 9.2(a) as they apply to holders of SCUs or Common Units issued in respect thereof or the provisions of Section 9.2(c), in each case whether by merger, consolidation or otherwise; or

                      (iii) otherwise amend, alter or repeal the provisions of the Partnership Agreement in a manner that would adversely affect in any material respect the holders of the SCUs disproportionately with respect to the rights of holders of the Common Units; it being understood that nothing in this Exhibit E, shall be deemed to limit the right of the Operating Partnership to issue securities to holders of any interests in the Operating Partnership that rank on a parity with or prior to the SCUs with respect to distribution rights and rights upon dissolution, liquidation or winding-up of the Operating Partnership or to amend, alter or repeal the terms of any such securities.

                  (c) The holders of the SCUs shall have the right to vote with the holders of Common Units, as a single class, on any matter on which the holders of Common Units are entitled to vote.

                  (d) The foregoing voting provisions of this Paragraph 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding units of SCUs shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

                  (e) In any matter in which the SCUs may vote as a class (as expressly provided herein or as may be required by law), each SCU shall be entitled to one vote. In any matter in which the SCUs may vote with the Common Units as a single class, each SCU shall be entitled to the number of votes equal to the number of Common Units issuable upon the exchange of one SCU pursuant to Paragraph 7(b) hereof.

6. Notice of Extraordinary Transaction of the Company. The Company shall notify the holders of SCUs of its intention to make any extraordinary distributions of cash or property to its shareholders or effect a merger (including, without limitation, a triangular merger), a sale of all or substantially all of its assets or any other similar transaction outside of the ordinary course of business at least thirty (30) days prior to the record date, if any, to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other transaction (or, if no such record date is applicable, at least thirty (30) days before consummation of such merger, sale or other transaction). This provision for such notice shall not be deemed
(i) to permit any transaction that otherwise is prohibited by this Exhibit E or the Partnership Agreement or requires the approval of the holders of SCUs or
(ii) to require a vote of the holders of SCUs to a transaction that does not otherwise require such a vote under this Exhibit E and the Partnership Agreement or (iii) to effect the validity of any transaction if such notice is not given. Each holder of SCUs, as a condition to the receipt of the notice pursuant hereto, shall be obligated to keep confidential the information set forth therein until such time as the Company has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether or not to exercise its Series J Exchange Rights; provided, however, that a holder of SCUs may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

7.       Exchange.

                  (a) At any time following the earlier to occur of (x) January 31, 2004 or (y) the death of the direct or indirect holder or beneficial owner thereof, and in either case subject to the remainder of this Paragraph 7, a holder of SCUs shall have the right (the "Series J Exchange Right") to exchange all or any portion of such holder's SCU's (the "Series J Offered Units") for Series J Exchange Consideration (as defined below), subject to the limitations


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contained in Paragraphs 7(c) and 7(d) below. Any such Series J Exchange Right shall be exercised pursuant to an exchange notice comparable to the Exchange Notice required under Exhibit D to the Partnership Agreement (such notice, a "Series J Exchange Notice") delivered, at the election of the holder exercising the Series J Exchange Right (the "Series J Exercising Holder"), to the Company or to the Operating Partnership, by the Series J Exercising Holder.

                  (b) The exchange consideration (the "Series J Exchange Consideration") payable by the Company or the Operating Partnership, as applicable, to each Series J Exercising Holder shall be equal to the product of
(x) the Common Stock Amount with respect to the Series J Offered Units multiplied by (y) the Current Per Share Market Price, each computed as of the date on which the Series J Exchange Notice was delivered to the Company. In connection with a Series J Exchange Notice delivered to the Company, the Series J Exchange Consideration shall, in the sole and absolute discretion of the Company, be paid in the form of (A) cash, or cashier's or certified check, or by wire transfer of immediately available funds to the Series J Exercising Holder's designated account or (B) subject to the applicable Ownership Limit, by the issuance by the Company of a number of shares of its Common Stock equal to the Common Stock Amount with respect to the Series J Offered Units or (C) subject to the applicable Ownership Limit, any combination of cash and Common Stock (valued at the Current Per Share Market Price). In connection with a Series J Exchange Notice delivered to the Operating Partnership, the Series J Exchange Consideration shall be paid by the Operating Partnership by the issuance by the Operating Partnership of a number of Common Units equal to the Common Unit Amount. In addition to the Series J Exchange Consideration, concurrently with any exchange pursuant to this Paragraph 7, the Operating Partnership shall pay the Series J Exercising Holder cash in an amount equal to any distribution shortfall described in Section 6.2(a)(iii) of the Partnership Agreement with respect to the Series J Offered Units outstanding on the date of the exchange.

         As used herein, the term "Common Unit Amount" shall mean, with respect to any number of SCUs, the number of Common Units equal to such number of SCUs multiplied by the Common Unit Conversion Factor; provided, however, that in the event that the Operating Partnership issues to all holders of Common Units rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase additional Common Units, or any other securities or property of the Operating Partnership (collectively, "Common Unit Additional Rights"), other than a right to receive Common Units pursuant to a Distribution of Common Units in Lieu of Cash (as defined below), then the Common Unit Amount shall also include (other than with respect to any Common Units or SCUs "beneficially owned" by an "Acquiring Person" (as those terms are defined in the Company's Rights Agreement, dated as of April 30, 1999, as amended as of the Principal Closing Date (as defined in the Master Contribution Agreement) and as it may be further amended from time to time, and any successor agreement thereof (collectively, the "Rights Agreement"))), such Common Unit Additional Rights that a holder of that number of Common Units would be entitled to receive. As used herein, the term "Common Unit Conversion Factor" shall mean 1.0, provided, that, in the event that the Operating Partnership (i) makes a distribution to all holders of its Common Units in Common Units (other than a distribution of Common Units pursuant to an offer to all holders of Common Units and SCUs permitting each to elect to receive a distribution in Common Units in lieu of a cash distribution (such a distribution of Common Units is referred to herein as a "Distribution of Common Units in Lieu of Cash")), (ii) subdivides or splits its outstanding Common Units (which shall expressly exclude any Distribution of Common Units in Lieu of Cash), or (iii) combines or reverse splits its outstanding Common Units into a smaller number of Common Units (in each case, without making a comparable distribution, subdivision, split, combination or reverse split with respect to the SCUs), the Common Unit Conversion Factor in effect immediately preceding such event shall be adjusted by multiplying the Common Unit Conversion Factor by a fraction, the numerator of which shall be the number of Common Units issued and outstanding on the record date for such distribution, subdivision, split, combination or reverse split (assuming for such purposes that such distribution, subdivision, split, combination or reverse split occurred as of such time), and the denominator of which shall be the actual number of Common Units (determined without the above assumption) issued and outstanding on the record date for such distribution, subdivision, split, combination or reverse split. Any adjustment to the Common Unit Conversion Factor shall become effective immediately after the record date for such event in the case of a distribution or the effective date in the case of a subdivision, split, combination or reverse split.

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                  (c) Notwithstanding anything herein to the contrary, any
Series J Exchange Right with respect to the Company may only be exercised to the extent that, upon exercise of the Series J Exchange Right, assuming payment by the Company of the Series J Exchange Consideration in shares of Common Stock, the Series J Exercising Holder will not, on a cumulative basis, Beneficially Own or Constructively Own shares of Common Stock, including shares of Common Stock to be issued upon exercise of the Series J Exchange Right, in excess of the applicable Ownership Limit. If a Series J Exchange Notice is delivered to the Company but, as a result of the applicable Ownership Limit or as a result of restrictions contained in the certificate of incorporation of the Company, the Series J Exchange Right cannot be exercised in full as aforesaid, the Series J Exchange Notice shall be deemed to be modified to provide that the Series J Exchange Right shall be exercised only to the extent permitted under the applicable Ownership Limit under the certificate of incorporation of the Company, and the Series J Exchange Notice with respect to the remainder of such Series J Exchange Right shall be deemed to have been withdrawn.

                  (d) Series J Exchange Rights may be exercised at any time after the date set forth in Paragraph 7(a) above and from time to time, provided, however, that, except as set forth below in Paragraph 7(f) or with the prior written consent of the General Partner, (x) only two (2) Series J Exchange Notices may be delivered to the Company or the Operating Partnership by each holder of SCUs during any consecutive twelve (12) month period; and (y) no Series J Exchange Notice may be delivered with respect to SCUs either (i) having a value of less than $250,000 calculated by multiplying the Common Stock Amount with respect to such SCUs by the Current Per Share Market Price or (ii) if a holder does not own SCUs having a value of $250,000 or more, constituting less than all of the SCUs owned by such holder.

                  (e) Within thirty (30) days after receipt by the Company or the Operating Partnership of any Series J Exchange Notice delivered in accordance with the requirements of Paragraph 7(a) hereof, the Company or the Operating Partnership, as applicable, shall deliver to the Series J Exercising Holder a notice (a "Series J Election Notice"), which Series J Election Notice shall set forth the computation of the Series J Exchange Consideration and, in the case of a Series J Election Notice delivered by the Company, shall specify the form of the Series J Exchange Consideration (which shall be in accordance with Paragraph 7(b) hereof), to be paid by the Company or the Operating Partnership, as applicable to such Series J Exercising Holder and the date, time and location for completion of the purchase and sale of the Series J Offered Units, which date shall, to the extent required, in no event be more than (A) in the case of Series J Offered Units with respect to which (x) the Operating Partnership is required to pay the Series J Exchange Consideration by issuance of Common Units or (y) the Company has elected to pay the Series J Exchange Consideration by issuance of shares of Common Stock, ten (10) days after the delivery by the Company or the Operating Partnership, as applicable, of the Series J Election Notice for the Series J Offered Units or (B) in the case of Series J Offered Units with respect to which the Company has elected to pay the Series J Exchange Consideration in cash, sixty (60) days after the initial date of receipt by the Company of the Series J Exchange Notice for such Series J Offered Units; provided, however, that such sixty (60) day period may be extended for an additional sixty (60) day period to the extent required for the Company to cause additional shares of its Common Stock to be issued to provide financing to be used to acquire the Series J Offered Units. Notwithstanding the foregoing, each of the Company and the Operating Partnership agrees to use its reasonable efforts to cause the closing of the exchange hereunder to occur as quickly as possible. If the Company or the Operating Partnership, as applicable, has delivered a Series J Election Notice to the Series J Exercising Holder with respect to a Series J Exchange Notice, the Series J Exchange Notice may not be withdrawn or modified by the Series J Exercising Holder (except to the extent of any deemed modification required by Section 7(c) above) without the consent of the General Partner. Similarly, if the Company or the Operating Partnership delivers a Series J Election Notice to a Series J Exercising Holder, the Company or the Operating Partnership, as applicable, may not modify the Series J Election Notice without the consent of the Series J Exercising Holder.

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                  (f) Notwithstanding the limitation set forth in clause (x) of
Paragraph 7(d), in the event that the Company provides notice to the holders of SCUs, pursuant to Paragraph 6 hereof, the Series J Exchange Rights shall be exercisable by each holder of SCUs at any time after the date set forth in Paragraph 7(a) that is during the period commencing on the date on which the Company provides such notice and ending on the earlier to occur of thirty (30) days from receipt of the Company's aforesaid notice and the record date, if any, to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, the date that is thirty (30) days after the date the Company provides the notice pursuant to Paragraph 6 hereof). In the event that a Series J Exercising Holder delivers to the Company a Series J Exchange Notice pursuant to this Paragraph 7(f), the Company shall be required to deliver a Series J Election Notice before the earlier of (1) the tenth (10th) Business Day after the Company receives the Series J Exchange Notice or (2) one (1) Business Day before the record date to determine shareholders eligible to receive a distribution or vote on approval and such Series J Election Notice shall, among other things, set the date for the purchase and sale of the Series J Offered Units, which date shall, to the extent required, in no event be more than (A) in the case of Series J Offered Units with respect to which the Company has elected to pay the Series J Exchange Consideration by issuance of shares of Common Stock, one (1) Business Day prior to the record date, if any, to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction or (B) in the case of Series J Offered Units with respect to which the Company has elected to pay the Series J Exchange Consideration in cash, sixty (60) days after the initial date of receipt by the Company of the Series J Exchange Notice for such Series J Offered Units; provided, however, that such sixty (60) day period may be extended for an additional sixty (60) day period to the extent required for the Company to cause additional shares of its Common Stock to be issued to provide financing to be used to acquire the Series J Offered Units. Notwithstanding the foregoing, the Company shall use its reasonable efforts to cause the closing of the exchange hereunder to occur as quickly as possible.

                  (g) At the closing of the purchase and sale of Series J Offered Units, payment of the Series J Exchange Consideration shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Series J Exercising Holder with respect to (x) its due authority to sell all of the right, title and interest in and to such Series J Offered Units to the Company or the Operating Partnership, as applicable, (y) the status of the Series J Offered Units being sold, free and clear of all Liens and (z) its intent to acquire the Common Stock or Common Units, as applicable, for investment purposes and not for distribution, and (B) the Company or the Operating Partnership, as applicable, with respect to due authority for the purchase of such Series J Offered Units, and (ii) to the extent that any shares of Common Stock or Common Units are issued in payment of the Series J Exchange Consideration or any portion thereof, (A) an opinion of counsel for the Company or the Operating Partnership, as applicable, reasonably satisfactory to the Series J Exercising Holder, to the effect that (I) such shares of Common Stock or Common Units, as applicable, have been duly authorized, are validly issued, fully-paid and non-assessable and (II) if shares of Common Stock are issued, that the issuance of such shares will not violate the applicable Ownership Limit, and (B) a stock certificate or certificates evidencing the shares of Common Stock to be issued and registered in the name of the Series J Exercising Holder or its designee, with an appropriate legend reflecting that such shares or units are not registered under the Securities Act of 1933, as amended, and may not be offered or sold unless registered pursuant to the provisions of such act or an exemption therefrom is available as confirmed by an opinion of counsel satisfactory to the Company or the Operating Partnership, or an executed amendment to the Partnership Agreement reflecting the Series J Exercising Holder as a holder of the applicable number of Common Units, as applicable.

                  (h) To facilitate the Company's ability to fully perform its obligations hereunder, the Company covenants and agrees, for the benefit of the holders from time to time of SCUs, as follows:

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                        (i) At all times during the pendency of the Series J
         Exchange Rights, the Company shall reserve for issuance such number of shares of Common Stock as may be necessary to enable the Company to issue such shares in full payment of the Series J Exchange Consideration in regard to all SCUs which are from time to time outstanding.

                       (ii) As long as the Company shall be obligated to file periodic reports under the Exchange Act, the Company will timely file such reports in such manner as shall enable any recipient of Common Stock issued to holders of SCUs hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

                      (iii) Each holder of SCUs, upon request, shall be entitled to receive from the Operating Partnership in a timely manner all reports filed by the Company with the SEC and all other communications transmitted from time to time by the Company to its shareholders generally.

                       (iv) Other than as contemplated under the terms of the Rights Agreement, issuances of stock pursuant to the Company's dividend reinvestment plan (as described in the Company's prospectus dated August 15, 1995) or any customary dividend reinvestment plan adopted by the Company after that date and other than the issuance of deferred stock awards or the grant of stock options to officers, directors and employees of the Company, the Company shall not issue or sell any shares of Common Stock or other equity securities or any instrument convertible into any equity security for a consideration less than the fair value of such Common Stock or other equity security, as determined in each case by the Board of Directors of the Company, in consultation with the Company's professional advisors, and under no circumstances shall the Company declare any stock dividend, stock split, stock distribution or the like, unless fair and equitable arrangements are provided, to the extent necessary, to fully adjust, and to avoid any dilution in, the rights of holders of the SCUs under this Exhibit E and the Partnership Agreement.

                  (i) To facilitate the Operating Partnership's ability to fully perform its obligations hereunder, the Operating Partnership covenants and agrees, for the benefit of the holders from time to time of SCUs, as follows:

                         (i) At all times during the pendency of the Series J Exchange Rights, the Operating Partnership shall reserve for issuance such number of Common Units as may be necessary to enable the Operating Partnership to issue such units in full payment of the Series J Exchange Consideration in regard to all SCUs which are from time to time outstanding.

                       (ii) Other than partnership interests issuable to the Company which correspond to issuances by the Company pursuant to the Rights Agreement, its current dividend reinvestment plan (as described in the Company's prospectus dated August 15, 1995) or any customary dividend reinvestment plan adopted by the Company after that date, or issuances by the Company of deferred stock awards or the grant of stock options, to officers, directors and employees of the Company, the Operating Partnership shall not issue or sell any Common Units or any instrument convertible into Common Units for a consideration less than the fair value of such Common Units, as determined in each case by the Board of Directors of the Company, in its sole discretion, and under no circumstances shall the Operating Partnership declare any Common Unit dividend, Common Unit split, Common Unit distribution or the like, unless fair and equitable arrangements are provided, to the extent necessary, to fully adjust, and to avoid any dilution in, the rights of holders of the SCUs under this Exhibit E and the Partnership Agreement.

                  (j) All Series J Offered Units tendered to the Company or to the Operating Partnership, as applicable, in accordance with the exercise of Series J Exchange Rights shall be delivered to the Company or to the Operating Partnership, as applicable, free and clear of all Liens and should any Liens exist or arise with respect to such Units, the Company or the Operating


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Partnership, as applicable, shall be under no obligation to acquire the same unless, in connection with such acquisition, the Company or the Operating Partnership, as applicable, has elected to pay such portion of the Series J Exchange Consideration in the form of cash consideration in circumstances where such consideration will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of such consideration, and the Company or the Operating Partnership, as applicable, is expressly authorized to apply such portion of the Series J Exchange Consideration as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. In the event any state or local property transfer tax is payable as a result of the transfer of Series J Offered Units to the Company, the transferring holder thereof shall assume and pay such transfer tax.

                  (k) Subject to the restrictions on transfer set forth in the Partnership Agreement and Paragraph 8 hereof, the Assignee of any holder of SCUs may exercise the rights of such holder of SCUs pursuant to this Paragraph 7, and such holder of SCUs shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such holder's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such holder, the Series J Exchange Consideration shall be paid by the Company or the Operating Partnership. as applicable, directly to such Assignee and not to such holder.

                  (l) In the event that the Company shall be a party to any transaction (including, without limitation, a merger, consolidation or statutory share exchange with respect to the Common Stock), in each case as a result of which shares of Common Stock are converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), the Series J Exchange Consideration payable thereafter by the Company pursuant to clauses (B) and (C) of Paragraph 7(b) in lieu of a share of Common Stock shall be the kind and amount of shares of capital stock and other securities and property (including cash or any combination thereof) that was received upon consummation of such transaction in return for one share of Common Stock, and the Series J Exchange Consideration payable by the Operating Partnership pursuant to the last sentence of Paragraph 7(b) shall be adjusted accordingly; and the Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                  (m) As of the date hereof (i) the Conversion Factor is 1.0 and
(ii) the Common Unit Conversion Factor is 1.0.

                  (n) The provisions of Article XI and Exhibit D of the Partnership Agreement shall not apply to the SCUs or to any Common Units received in exchange for, or upon the conversion of, any SCUs in accordance with the terms of this Exhibit E. Exhibit F of the Partnership Agreement sets forth the exchange rights of the Common Units received in exchange for, or upon the conversion of, SCUs in accordance with the terms of this Exhibit E.

8. Restrictions on Transfer. In addition to Transfers permitted pursuant to
Article IX of the Partnership Agreement, but subject to Section 9.3 of the Partnership Agreement, the General Partner hereby consents to (i) all Transfers of SCUs which are described in clauses (a)-(d) of this Paragraph 8 (any such Transfer, an "Approved Transfer") and (ii) the admission of any transferee of a SCU pursuant to any Approved Transfer as a Substituted Limited Partner (and the conditions set forth in Section 9.2 of the Partnership Agreement for such admission will be deemed satisfied) upon the filing with the Operating Partnership of (A) a duly executed and acknowledged instrument of assignment between the transferor and the transferee specifying the SCUs being assigned, setting forth the intention of the transferor that such transferee succeed to the transferor's interest as a Limited Partner with respect to the SCUs being assigned and agreement of the transferee assuming all of the obligations of a Limited Partner under the Partnership Agreement with respect to such transferred SCUs accruing from and after the date of transfer, (B) a duly executed and acknowledged instrument by which the transferee confirms to the Operating Partnership that it accepts and adopts the provisions of the Partnership Agreement applicable to a Limited Partner and (C) any other instruments reasonably required by the General Partner and payment by the transferor of a transfer fee to the Operating Partnership sufficient to cover the reasonable expenses of the transfer, if any.

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                  For the purposes of this Paragraph 8, all of the following
Transfers shall be considered Approved Transfers:

                  (a) any transfer by an initial holder of any SCU or any permitted transferee thereof to one or more of the initial holders of SCUs or to the designated holding entity (as contemplated in the Master Contribution Agreement) of one or more of the initial holders of SCUs, which holders and designated holding entities are identified on the Schedule A hereto (each, an "Initial Holder");

                  (b) any transfer to any Immediate Family Member of any Initial Holder or any initial beneficial owner of any interest in any Initial Holder of SCUs or any Immediate Family Member thereof, or any trust for the benefit of any Initial Holder or initial beneficial owner of any interest in any Initial Holder of SCUs or any Immediate Family Member thereof;

                  (c) any transfer to any Affiliate of any Initial Holder or initial beneficial owner of any interest in any Initial Holder of SCUs or to any charitable organization; and

                  (d) any pledge by an Initial Holder or any permitted transferee thereof to an institutional lender as security for a bona fide obligation of the holder, and any transfer to any such pledgee or any designee thereof or purchaser therefrom following a default in the obligation secured by such pledge.

9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions. If any rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the SCUs set forth in the Partnership Agreement and this Exhibit E are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of SCUs set forth in the Partnership Agreement which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the SCUs herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

11. No Preemptive Rights. No holder of SCUs shall be entitled to any preemptive rights to subscribe for or acquire any unissued units of the Operating Partnership (whether now or hereafter authorized) or securities of the Operating Partnership convertible into or carrying a right to subscribe to or acquire units of the Operating Partnership.

                  IN WITNESS WHEREOF, CBL Holdings I, Inc., solely in its capacity as the general partner of the Operating Partnership, has caused this Terms of Series J Special Common Units to be duly executed by its Chief Financial Officer this 31st day of January, 2001.

                                            CBL HOLDINGS I, INC.


                                            By:      /s/ John N. Foy
                                            --------------------------
                                            Name: John N. Foy
                                            Title:   Chief Financial Officer



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Acknowledged and Agreed:

CBL & Associates Properties, Inc.


By:      /s/ John N. Foy
         ---------------------------
         Name: John N. Foy
         Title:   Chief Financial Officer



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